EXPLORATION AND MINING LEASE

(ND Claims - Elko County, Nevada)

THIS MINING LEASE is made effective this second (11th) day of August 2008, by and between ALTAIR MINERALS, INC., a Nevada corporation (hereinafter referred to as “Owner”); and BRAEDEN VALLEY MINES INC.., a Nevada corporation (hereinafter referred to as “Lessee”).

RECITALS

A. Owner owns and possesses various unpatented lode mining claims in Elko County, Nevada. The location, nature, and extent of these real property interests are more particularly described on Exhibit A attached hereto. These property rights, together with all ores, minerals, and mineral rights (except those expressly reserved in patents and other documents of record), and the right to explore for, mine, and remove the same, and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property”.

B. The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Lease Term and Royalties

1.1 Term of Lease. Owner hereby leases the Property to Lessee for an initial term of fifteen (15) years. The Lease shall be extended for so long thereafter as there is production of minerals from the Property. The Effective Date of this Agreement shall be the fifteenth (15th) day of May 2008.

1.2 Advance Minimum Royalty. In consideration for this Agreement, Lessee shall be required to complete cash payments on account of advance minimum royalties in accordance with the following schedule:

a.	FIVE THOUSAND UNITED STATES DOLLARS (US $5,000.00) upon execution of this Agreement to hold the Property for one year from the Effective Date to be delivered to the Owner.

b.	TEN THOUSAND UNITED STATES DOLLARS (US $10,000.00) on the first anniversary of the Effective Date.

c.	FIFEEN THOUSAND UNITED STATES DOLLARS (US $ 15,000.00) on the second anniversary of the Effective Date.

d.	TWENTYFIVE THOUSAND UNITED STATES DOLLARS (US $ 25,000.00) on the third and each subsequent anniversary of the Effective Date, so long as this Agreement remains in effect.

The term “Advance Minimum Royalty” shall mean that Owner will receive no production royalties (Section 1.3 below) until Lessee has recaptured all advance royalty payments previously made to Owner under this Agreement. However, payments made to Owner in any given lease year in which production occurs shall not be less than the advance minimum royalty payable in that year had no production occurred. After recapture, Lessee shall pay production royalties in excess of the annual advance minimum royalties paid to Owner.

These advance minimum royalty payments shall be in lieu of any obligation on the part of Lessee, express or implied, to explore, develop, mine, or perform any work on or in connection with the Property.

1.3 Production Royalties. Upon commencing production of valuable minerals from the Property, Lessee shall pay Owner a royalty on production equal to four percent (4%) of net smelter returns. The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Lessee: a. Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income; b. Charges and costs, if any, for transportation of concentrates from the mine or mill to places where the minerals are smelted, refined and/or sold; and c. Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms. Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

1.4 Royalty Purchase. Lessee shall have the right at any time to purchase up to two of the four royalty percentage points, and thus reduce the Production Royalty from 4.0% to 2.0%, by paying to Owner the sum of US$1,000,000 for the first royalty percentage point purchased, and by paying to Owner the sum of US$ 2,000,000 for the second royalty percentage point purchased.

1.5 Notice of Purchase. Lessee shall exercise its right of purchase hereunder by delivering a written notice to Owner setting forth the portion of the Production Royalty on which it is exercising its right of purchase, together with a bank draft or certified check or such other form of payment as is acceptable to Owner for the purchase price of the portion of the Production Royalty being purchased.

1.6 Delivery of Data. Upon execution of this Agreement Owner shall deliver to Lessee copies of all maps, deeds, and other documents in his possession, which pertain to the Property title and boundaries, prior workings, production history, and so forth.

1.7 Lesser Interest. If Owner holds a lesser interest in any part of the Property, the advance and production royalties specified in Sections 1.3 and 1.4 shall be reduced proportionally on an acreage basis or ownership percentage basis to reflect the actual ownership of the Owner.

1.8 After-Acquired Interests. If at any time during the term of this Lease, lessee directly or indirectly stakes or otherwise acquires any interest in mineral claims or other forms of mineral tenure located wholly or partly within two (2) miles of the boundary of the Property as it existed at the Effective Date, then Lessee shall forthwith give notice to the Owner of such staking or acquisition, the costs thereof and all details in its possession with respect to the nature of the claims, or other forms of tenure and the known mineralization. Upon delivery of such notice, the Owner may elect by notice to Lessee to require that Lessee’s interest in such mineral claims or other forms of tenure be included in and thereafter form part of the Property. The staking or acquisition costs of any interest as aforesaid shall not constitute minimum advance royalties under section 1.2 hereof. Any ownership interests, possessory interests, or other property and royalty interests pertaining to the Property acquired by Owner following execution of this Agreement shall become subject to the terms and provisions of this Agreement.

     SECTION TWO Exploration and Mining Operations

2.1 Right to Explore. Develop and Mine. Upon execution of this Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property, including without limitation the right to mine underground or on the surface, extract by leaching in place or any other means, remove, save, mill, concentrate, treat, and sell or otherwise dispose of ores, concentrates, mineral-bearing earth and rock and other products therefrom.

2.2 Conduct of Work. Lessee shall perform its mining activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of mining operations on the Property, and shall comply with the applicable worker’s compensation laws of the State of Nevada.

2.3 Liability and Insurance. During the term of the Agreement, Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee’s activities on the Property. To that end, Lessee shall immediately obtain and carry a policy of public liability insurance in the amount of $1,000,000.00 or more for personal injury and $100,000.00 for property damage, protecting Owner against any claims for injury to persons or damage to property resulting from Lessee’s operations.

2.4 Liens. Lessee shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Lessee’s request. However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee.

2.5 Installation of Equipment. Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment, tools, and facilities, which it may desire to use in connection with its mining activities on the Property. Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense. Owner may, at Owner’s discretion, require Lessee to remove all of Lessee’s equipment from the Property upon termination. Any equipment remaining on the Property after six (6) months shall become the property of Owner.

2.6 Acquisition of Permits. Lessee shall acquire all federal, state, and county permits required for its operations. Lessee shall be responsible for reclamation of only those areas disturbed by Lessee’s activities. In the event that Lessee is required to post a reclamation bond, the bond will revert to Lessee upon satisfactory completion of the reclamation program.

2.7 Commingling of Ore. Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee weighs and samples Owner’s ores in accordance with sound mining and metallurgical practices and accounts for Owner’s share of production.

2.8 Drill Logs. Assays, and Maps. Copies (including digital copies) of all drill logs, exploration information, assays, maps, metallurgical studies, and other factual information shall be furnished by Lessee to Owner annually, and upon the expiration or termination of this Agreement.

2.9 Reports. Lessee shall keep Owner reasonably informed as to the progress and nature of Lessee’s operations on the Property.

SECTION THREE

Inspection by Owner

3.1 Inspection of Property Owner, or its authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at its own risk and so as not to hinder unreasonably the operations of Lessee. Owner shall indemnify and hold Lessee harmless from any damage, claim, or demand by reason of injury to Owner or its agents or representatives on the Property or the approaches thereto.

3.2 Inspection of Accounts. Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owner shall have the right, either personally or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of Lessee.

SECTION FOUR

Claim Maintenance and Fees Taxes

4.1 Taxes. Lessee shall pay all claim maintenance fees due on the property sixty (60) days prior to their due date, and shall pay all taxes levied or assessed on any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year. However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE

Termination and Default

5.1 Termination. Lessee shall have the right to terminate this Agreement at its sole discretion at any time by giving written notice to Owner. Upon termination, Owner shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Lessee will provide Owner with all factual data, maps, assays, and reports pertaining to the Property. Lessee will also deliver a recordable Quitclaim Deed to Owner.

5.2 Default. If Lessee fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform. If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner. Notice of termination shall be in writing and served in accordance with this Agreement.

5.3 Obligations Following Termination. In the event of voluntary or involuntary termination, Lessee shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay annual maintenance fees and its apportioned share of taxes, as provided for in Section Four; (2) to pay any production royalties then owed to Owner; (3) to pay the cost of removal of all equipment as stated in Section 3.5; (4) to fulfill its reclamation responsibility as stated in Section 3.6; (5) to satisfy any accrued obligations or liabilities; and (6) to satisfy any other obligation imposed by this agreement or by law. By surrendering the Property to Owner, Lessee shall be released from its obligation to make any advance royalty payments not then due or accrued.

SECTION SIX

Notices and Payments

6.1 Notices. All notices to Lessee or Owner shall be in writing and shall be sent by certified or registered mail, return receipt requested, to the addresses below. Notices sent by certified mail shall be effective five days after the date of mailing, or upon actual receipt, whichever is the earlier. Notice of any change in address shall be given in the same manner.

TO OWNER: Altair Minerals, Inc. 1611 Bradley Drive Eugene, Oregon 97401

TO LESSEE: Braeden Valley Mines Inc. 29377 Rancho California Suite 204 Temecula, California USA 92591

6.2 Payments. All payments shall be in U.S. currency payable to Owner.

SECTION SEVEN

Assignment

7.1 Assignment. Lessee may assign this Agreement at any time, in whole or in part, subject to the written consent of Owner, which shall not be unreasonably withheld, and subject to the assignee agreeing with Owner to be bound by the all of the terms of this Agreement.

SECTION EIGHT

Warranty of Title

8.1 Warranty. Owner warrants and represents, subject only to the superior title of the United States of America, to the best of its knowledge and belief at the execution of this Agreement, that it is the owner of the property interests described in Exhibit A; that Owner has not created any liens or encumbrances affecting the Property; and that Owner has and will continue to have the right to commit its interest in the Property to this Agreement Owner further warrants that it is not aware of any disputes or legal actions affecting the Property.

8.2 Examination of Title Documents. Promptly after execution of this Agreement, Owner shall deliver to Lessee copies of all documents bearing upon Owner’s title, interest, or ownership in the Property. Lessee may then undertake such further investigation of the title and status of the claims as Lessee shall deem necessary. If that investigation should reveal defects in the title, Owner agrees to proceed forthwith to cure said title defects to the satisfaction of Lessee; and in the event it should not do so, Lessee may cure such title defects and deduct the expense incurred, including reasonable attorney’s fees, from any payment to be made hereunder. The deduction in each year may not exceed one-half of the advance minimum royalty payable to Owner.

SECTION NINE

Force Majeure

9.1 Suspension of Obligations. If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner in writing. Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

9.2 Definition of Force Majeure. “Force Majeure” means any cause beyond a party’s reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God (but excepting any obligation to pay money).

9.3 Economic Force Majeure. During the extended term of this Agreement, Lessee shall have the right to suspend operations and hold the Property during periods of Economic Force Majeure.

“Economic Force Majeure” shall mean periods during which the price of gold or other mineral commodities is too low to allow economic recovery and sale of ore from the Property. However, lessee shall continue to pay advance royalties during conditions of Economic Force Majeure.

SECTION TEN

Miscellaneous Provisions

10.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and permitted assigns.

10.2 Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

10.3 Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

10.4 Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Elko County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

10.5 Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

10.6 Time of the Essence. Time is of the essence of this Agreement and each and every part thereof

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10.7 Confidentialitv.During the term of this agreement, all reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee's prior written consent, except as may be required by Regulatory Authorities.

10.8 No partners hi^. Nothing in this Agreement shall create a partnership between Owner and

Lessee.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF ALTAIR	)
MINERALS INC. was hereunto affixed	)
in the presence of:

Authorized signatoroy

Authorized Signatory

THE CORPORATE SEAL OF	)
BRAEDEN VALLY MINES INC. was	)
hereunto affixed in the presence of:	)
)

Authorized Signatory	)

Authorized Signatory

- 12 - EXHIBIT A

This is Exhibit "A" to an Agreement made as of the 15th day of May 2008 between ALTAIR MINERALS INC. and BRAEDEN VALLEY MINES INC..

Altair Minerals, Inc. is the owner or claimant (“Owner”) of the 4 unpatented mining claims listed below (the “Property”), which are situated in Elko County, Nevada.

CLAIM NAME	BLM NMC #	Elko County	DOCUMENT #

ND 1	851630		507219

ND 2	851631		507220

ND 3	851632		507221

ND 4	851633		507222